Exhibit 99.1

For Immediate Release January 10, 2024	Media Contact: PfizerMediaRelations@Pfizer.com +1 (212) 733-1226 Investor Contact: IR@Pfizer.com +1 (212) 733-4848

Pfizer Recommends Shareholders Reject the Below-Market Mini-Tender Offer by TRC Capital Investment Corporation

NEW YORK, NY, January 10, 2024 – Pfizer Inc. (NYSE: PFE) today announced that it has received notice of an unsolicited mini-tender offer by TRC Capital Investment Corporation of Ontario, Canada to purchase up to 4 million shares of Pfizer common stock at a price of $27.35 per share in cash. TRC Capital Investment’s offer price of $27.35 per share is approximately 4.4 percent lower than the $28.61 closing share price of Pfizer’s common stock on December 27, 2023 – the business day prior to the date of the offer. The offer is for approximately 0.071 percent of the shares of Pfizer common stock outstanding as of the December 28, 2023 offer date.

Pfizer does not endorse TRC Capital Investment’s unsolicited mini-tender offer and recommends that stockholders do not tender their shares in response to TRC Capital Investment’s offer because the offer is at a price below the current market price for Pfizer’s shares and subject to numerous conditions. Pfizer is not affiliated or associated in any way with TRC Capital Investment, its mini-tender offer or its offer documentation.

TRC Capital Investment’s has made many similar mini-tender offers for shares of other companies. Mini-tender offers seek to acquire less than 5 percent of a company’s shares outstanding, thereby avoiding many disclosure and procedural requirements of the U.S. Securities and Exchange Commission (SEC) that apply to offers for more than 5 percent of a company’s shares outstanding.

As a result, mini-tender offers do not provide investors with the same level of protections as provided for larger tender offers under U.S. securities laws.

The SEC has cautioned investors that some bidders making mini-tender offers at below-market prices are “hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” More on the SEC’s guidance to investors on mini-tender offers is available at www.sec.gov/investor/pubs/minitend.htm.

Pfizer urges investors to obtain current market quotations for their shares, to consult with their broker or financial advisor and to exercise caution with respect to TRC Capital Investment’s offer. Pfizer recommends that stockholders who have not responded to TRC Capital Investment’s offer take no action. Stockholders who have already tendered their shares may withdraw them at any time prior to the expiration of the offer, in accordance with TRC Capital Investment’s offer documentation. The offer is currently scheduled to expire at 12:01 a.m., New York City time, on January 30, 2024. TRC Capital Investment may extend the offering period at its discretion.

Pfizer encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosure at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

Pfizer requests that a copy of this news release be included with all distributions of materials relating to TRC Capital Investment’s mini-tender offer related to shares of Pfizer common stock.

About Pfizer: Breakthroughs That Change Patients’ Lives
At Pfizer, we apply science and our global resources to bring therapies to people that extend and significantly improve their lives. We strive to set the standard for quality, safety and value in the discovery, development and manufacture of health care products, including innovative medicines and vaccines. Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Consistent with our responsibility as one of the world's premier innovative biopharmaceutical companies, we collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world. For more than 170 years, we have worked to make a difference for all who rely on us. We routinely post information that may be important to investors on our website at www.Pfizer.com. In addition, to learn more, please visit us on www.Pfizer.com and follow us on Twitter at @Pfizer and @Pfizer News, LinkedIn, YouTube and like us on Facebook at Facebook.com/Pfizer.